                                                                    Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
CIB Marine Bancshares, Inc.

We consent to the incorporation by reference of our report dated February 9, 2001, except for the fifth paragraph of note 4, which is as of March 6, 2001, and to the reference of our firm under the heading "Experts" in this registration statement on Form S-4, relating to the consolidated balance sheets of CIB Marine Bancshares, Inc. as of December 31, 2000, and 1999, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K/A of CIB Marine Bancshares, Inc.

/s/ KPMG LLP
Milwaukee, Wisconsin
June 13, 2001